Exhibit 21.1

EVOLUS, INC.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Evolus Pharma Limited	Ireland
Evolus Pharma BV	Netherlands
Evolus International Ltd.	United Kingdom